Exhibit 10.1

PHARMACYCLICS, INC.
995 East Arques Avenue
Sunnyvale, CA 94086-4593

August 14, 2001

Dear Tim:

On behalf of the Company's Board of Directors, I am pleased to make you an offer to join the Company as its Senior Vice President of Marketing and Sales. The purpose of this letter is to set forth the terms of your proposed employment with the Company, including your compensation level and benefit entitlements.

    Employment and Duties.

    A. The Company will employ you as Senior Vice President of Marketing and Sales, commencing not later than September 15, 2001, and you will accordingly make yourself available on a full-time basis to assume that position on or before such date. In that position, you will report directly to the President.

    Compensation.

    A. Your initial base salary will be at the rate of $260,000 per year. Your base salary will be subject to adjustment by the Company's Board of Directors on an annual basis.

    B. Your base salary will be paid at periodic intervals in accordance with the Company's payroll practices for salaried employees.

    C. You will be eligible for the executive bonus plan currently in place for other executives in the company for fiscal year 2002. The range of possible payments under this plan is 0-10% of base salary depending on the achievement of various corporate milestones. These payments will be prorated based on your employment start date.

    D. The Company will deduct and withhold, from the base salary and bonuses payable to you hereunder, any and all applicable Federal, state and local income and employment withholding taxes and any other amounts required to be deducted or withheld by the Company under applicable statute or regulation.

    Employee Stock Options.

    As soon as possible after you join the Company as Senior Vice President of Marketing and Sales you will be granted a stock option to purchase 100,000 shares of Pharmacyclics Common Stock (the "First Option") and an option to purchase an additional 50,000 shares of Pharmacyclics Common Stock (the "Second Option"). Each option will have an exercise price equal to 100% of the fair market value of the Pharmacyclics Common Stock on the grant date and will have a maximum term of 10 years, subject to earlier termination upon your cessation of employment with the Company. The First Option will become exercisable as follows: the option will become exercisable for 20,000 shares upon completion of one year of service after your date of hire, and then the option will become exercisable for the remaining 80,000 shares in a series of 48 equal successive monthly installments upon completion of each month of service thereafter. The Second Option will become exercisable as follows: following the first 24 months of full-time employment, the option will become exercisable in a series of 36 equal successive monthly installments upon completion of each month of service thereafter. All vesting under your options will cease upon your termination of employment. The remaining terms and conditions of your options will be in accordance with the standard provisions utilized for stock option grants under the Company's 1995 Stock Option Plan.

    Signing Bonus.

    You will receive a signing bonus of $150,000 divided into two parts; $75,000 will be paid on the completion of one month of full-time employment and an additional $75,000 will be paid on the completion of six months of employment.

    Severance Payment.

    If within the first one year of full-time employment the company terminates your employment or substantially decreases your compensation or responsibilities without Cause (as defined in paragraph 13 below) or you terminate your employment due to the Company's requirement that you relocate to its headquarters in Sunnyvale, California, you will be entitled to receive one year of base salary payable in twelve equal monthly increments. If within the second year of full-time employment, the company terminates your employment or substantially decreases your compensation or responsibilities without Cause (as defined in paragraph 13 below) or you terminate your employment due to the Company's requirement that you relocate to its headquarters in Sunnyvale, California, you will be entitled to receive six months of base salary payable in six equal monthly increments. If within the third year of full-time employment, the company terminates your employment or substantially decreases your compensation or responsibilities without Cause (as defined in paragraph 13 below), you will be entitled to receive six months of base salary payable in six equal monthly increments.

    In addition to the severance payments described above, you and your family will continue to receive the same medical and dental benefits you received while an employee of the Company during the period of time during which you are entitled to severance payments unless your family's medical and dental benefits are covered to any extent under another employer's health benefit program.

    Relocation.

    The Company may, at any time after June 30, 2002, notify you that you are required to relocate to its headquarters in a reasonable period of time following such notification. The Company agrees that a "reasonable time" would include the period of time necessary so as not to cause you to have to relocate while your children are in school. Should the company require you to relocate to the California location on a permanent basis, you will be entitled to reimbursement from the Company for the reasonable costs you incur to move your household to the San Francisco Bay area. These costs will be reimbursed upon receipt of a suitable prepared expense report with documented receipts. Expenses to be reimbursed include the cost of packing and moving household goods, moving up to two personal automobiles, travel expenses for you and your immediate family (economy class airfare and ground transportation) and temporary housing when you arrive. In addition, subject to the approval of the Board of Directors, the Company will provide you with a loan, some part of which will be forgivable in 5 equal amounts over 5 years on the anniversary dates of the loan provided that you are employed by the Company on such dates, in an amount to be determined at the time of your relocation, but in no event less than $500,000, for the purpose of purchasing a home in the San Francisco Bay area. Also, in no event shall the forgivable portion of the loan be in an amount less than $250,000. Such loan will be evidenced by a promissory note and will be secured by an interest in the purchased property.

    Involuntary Termination Upon Change in Control.

    You will be entitled to the same agreement and conditions made available to other executives of the company.

    Expense Reimbursement.

    You will be entitled to reimbursement from the Company for all customary, ordinary and necessary business expenses incurred by you in the performance of your duties hereunder, provided you furnish the Company with vouchers, receipts and other details of such expenses within thirty (30) days after they are incurred.

    Fringe Benefits.

    You will be eligible to participate in any group life insurance plan, group medical and/or dental insurance plan, accidental death and dismemberment plan, short-term disability program and other employee benefit plans, including the Section 401(k) plan and the Employee Stock Purchase Plan, which are made available to employees of the Company and for which you otherwise qualify.

    Vacation.

    You will accrue paid vacation benefits in accordance with the Company policy in effect for executive officers.

    Restrictive Covenants.

    During the period of service as Senior Vice President of Marketing and Sales you will devote your full working time and effort to the performance of your duties as Senior Vice President of Marketing and Sales; and
        except as approved by the President & CEO you will not directly or indirectly, whether for your own account or as an employee, consultant or advisor, provide services to any business enterprise other than the Company.

    However, you will have the right to perform such incidental services as are necessary in connection with (a) your private passive investments, (b) your charitable or community activities, and (c) your participation in trade or professional organizations, but only to the extent such incidental services do not interfere with the performance of your services as Senior Vice President of Marketing and Sales.

    Proprietary Information.

    Upon the commencement of your services as Senior Vice President of Marketing and Sales you will sign and deliver to the Company the standard-form Proprietary Information and Inventions Agreement required of all key employees of the Company.

    Termination of Employment.

    A. Your employment as Senior Vice President of Marketing and Sales pursuant to this agreement will be entirely at will.

    B. The Company may terminate your employment under this agreement at any time for any reason, with or without Cause (as defined below). If your employment is terminated without Cause, the Company must provide you with at least thirty (30) days prior written notice.

    C. You may terminate your employment under this agreement at any time for any reason upon thirty (30) days prior written notice to the Company.

    D. The Company may at any time, upon written notice, terminate your employment hereunder for Cause. Such termination will be effective immediately upon such notice.

    For purposes of this agreement, your employment with the Company will be deemed to have been involuntarily terminated for Cause if your services are terminated by the Company for one or more of the following reasons:

        acts of fraud or embezzlement or other intentional misconduct which adversely affects the Company's business, or failure or refusal in a material respect to follow reasonable policies or directions established by the Board of Directors and/or President or gross negligence, incompetence or dishonesty in the performance of your services as Senior Vice President of Marketing and Sales, or misappropriation or unauthorized disclosure or use of the Company's proprietary information.

Please indicate your acceptance of the foregoing provisions of this employment agreement by signing the enclosed copy of this agreement and returning it to the Company.

Very truly yours, PHARMACYCLICS, INC. By /s/ Richard A. Miller, M.D. Title: President and Chief Executive Officer

ACCEPTED BY AND AGREED TO

Signature: /s/ Timothy G. Whitten

Dated: August 21, 2001